CERTIFICATE OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                          COBRATECH INTERNATIONAL, INC.
                              a Nevada corporation

         Pursuant to the provisions of the Nevada Revised Statutes, CobraTech International, Inc., a Nevada corporation, adopts the following amendment to its Articles of Incorporation.

         1. The undersigned hereby certify that on the 22nd day of April 2002, acting by written consent without a meeting, in accordance with the provisions of section 78.315 of the Nevada Revised Statutes and Section 8 of Article II of the Bylaws of this corporation approved, consented to, affirmed, and adopted the following resolution:

         BE IT RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding stock of the corporation for the following purposes:

         To amend Article One of the corporation's Articles of Incorporation to provide that the name of the corporation shall be changed from CobraTech International, Inc. to MetaSource Group, Inc.

         To amend Article Four of the corporation's Articles of Incorporation to increase the authorized number of shares of Common Stock, $.001 par value per share, from 25,000,000 to 100,000,000 and to authorize 10,000,000 shares of Preferred Stock, $.001 par value per share.

         2. Pursuant to the provisions of the Nevada Revised Statutes, at least a majority of CobraTech International, Inc.'s shares entitled to vote, voted in favor of the adoption of the Amendment to Article One and Article Four of the Articles of Incorporation as follows:

                                   ARTICLE ONE
                                      NAME

         The name of the corporation is MetaSource Group, Inc.

                                  ARTICLE FOUR
                                  CAPITAL STOCK

         The total number of shares of stock, which this corporation shall have authority to issue, is One Hundred Ten Million (110,000,000) with a par value of one mil ($.001) per share. One Hundred Million (100,000,000) of those shares are


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Common Stock and Ten Million (10,000,000) of those shares are Preferred Stock.
Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation, or (ii) as otherwise provided by the Nevada Revised Statutes, as amended from time to time.

         In witness whereof, the undersigned being the President and Secretary of CobraTech International, Inc., a Nevada corporation, hereunto affix their signatures this 22nd day of April 2002.


                                      CobraTech International, Inc.


                                      By:      /s/ Joe Cheung
                                               --------------------------
                                               Joe Cheung, President


                                      By:      /s/ Joe Cheung
                                               --------------------------
                                               Joe Cheung, Secretary